CONFIRMING STATEMENT
    This Statement confirms that the
undersigned has authorized and designated David Johnson, Amy Higgins, and Frank Hillery, each acting singly, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Color Kinetics Incorporated. The authority of David Johnson, Amy Higgins, and Frank Hillery under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Color Kinetics Incorporated unless earlier revoked in writing. The undersigned acknowledges that David Johnson, Amy Higgins, and Frank Hillery are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.
    This Statement revokes the
authority of any person named in any prior confirming statement relating to the undersigned's filing obligations with respect to securities of Color Kinetics Incorporated who is not named herein, and this Statement replaces and supersedes any such prior confirming statement.

Dated: July 19,
2005			  /s/ Elisabeth Allison